ANAVEX CLOSES PRIVATE PLACEMENT

Portola Valley, CA – February 10, 2012 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced the closing of a private placement of 270,000 units of the company to three investors at a price of US$1.25 per unit, for gross proceeds of US$337,500. Each unit is comprised of one share of common stock and one-half of one share purchase warrant. One whole share purchase warrant is exercisable into one share of common stock at an exercise price of US$2.00 per share for a period of 12 months.

Anavex also announced the issuance of 8,000 units at a deemed value of US$1.25 per unit to a director of Anavex for his services during the month of January, 2012. Each unit consists of one share of common stock and one-half of one share purchase warrant. Each whole warrant is exercisable at US$2.00 for one share of common stock for a period of 12 months.

The company has extended the expiry date of warrants issued to one creditor by one year and reduced the exercise price of same from US$3.50 to US$1.50.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information

Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

Shareholder & Media Relations
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Email: ir@anavex.com
www.anavex.com